Exhibit 99

FOR IMMEDIATE RELEASE Contacts: Ewen Cameron, President & CEO ecameron@teltronics.com 941.753.5000
IDEAS THAT COMMUNICATE 941-753-5000 941-751-7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

Teltronics Announces Third Quarter Results

SARASOTA, Florida, November 14, 2007 – Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the three months and nine months ended September 30, 2007.

Sales for the three months ended September 30, 2007 were $11.7 million, as compared to $12.2 million reported for the same period in 2006.  Sales for the nine months ended September 30, 2007 were $29.4 million, as compared to $34.0 million for the same period in 2006.  Gross profit margin for the three months ended September 30, 2007 was 38.5% as compared to 40.0% for the same period in 2006.  Gross profit margin for the nine months ended September 30, 2007 was 37.4%, as compared to 40.7% for the same period in 2006.

Operating expenses for the three months ended September 30, 2007 were $3.8 million, as compared to $3.9 million for the same period in 2006.  Operating expenses for the nine months ended September 30, 2007 were $11.6 million, as compared to $12.1 million for the same period in 2006.

Net income for the three months ended September 30, 2007 was $310,000 or $0.01 per fully diluted share, as compared to $495,000 million or $0.04 per fully diluted share, for the same period in 2006.  Net loss for the nine months ended September 30, 2007 was $2.26 million or $(0.34) per fully diluted share, as compared to a net income of $690,000 or $0.02 per fully diluted share, for the same period in 2006.

- more -

Net income available to common shareholders for the three months ended September 30, 2007 was $47,000, as compared to $332,000 for the same period in 2006.  Net loss available to common shareholders for the nine months ended September 30, 2007 was $2.95 million as compared to a net income available to common shareholders $201,000 for the same period in 2006.

“During the third quarter we started to see some of the sales timing issues of the first half turnaround,” said Ewen Cameron, Teltronics’ President and CEO.  “While this trend is expected to continue in the fourth quarter, we believe that some of our expected 2007 revenue will roll into 2008.”

About Teltronics:
Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses and government facilities. Teltronics’ Enhanced 911 solutions provide lifesaving information to public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support – to help their clients satisfy customer interactions.  Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found on their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import.  Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements.  These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results.  Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, payment of the consideration under our acquisition agreements, successful integration of acquisitions and the failure to realize the expected benefits of such acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses ,the ability to make payments under our outstanding indebtedness, the ability to pay dividends on our preferred stock, risks relating to foreign currency translations, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
- See Tables Below -–

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except shares and per share amounts

ASSETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$896	$794
Accounts receivable, net of allowance for doubtfulaccounts	9,429	8,512
Inventories, net	5,632	5,227
Other current assets	778	543
Total current assets	16,735	15,076

Property and equipment, net	854	809
Other assets	852	807

Total assets	$18,441	$16,692

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Line of credit	$3,871	$5,394
Current portion of long-term debt and capital lease obligations	1,465	834
Accounts payable	7,024	4,040
Deferred dividends on Preferred Series C stock	2,000	---
Other current liabilities	3,783	4,010
Total current liabilities	18,143	14,278
Long-term liabilities:
Deferred dividends on Preferred Series C stock	---	1,500
Long-term debt and capital lease obligations, net of current portion	4,684	2,366
Total long-term liabilities	4,684	3,866

Shareholders' deficiency:
Capital stock	9	9
Additional paid-in capital	24,719	24,707
Accumulated deficit and other comprehensive income	(29,114)	(26,168)
Total shareholders' deficiency	(4,386)	(1,452)

Total liabilities and shareholders' deficiency	$18,441	$16,692

TELTRONICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except shares and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net sales
Product sales and installation	$8,985	$9,064	$20,761	$24,024
Maintenance and service	2,721	3,160	8,621	9,998
	11,706	12,224	29,382	34,022
Cost of goods sold	7,194	7,333	18,383	20,178
Gross profit	4,512	4,891	10,999	13,844
Operating expenses:
General and administrative	1,195	1,200	3,594	3,388
Sales and marketing	1,584	1,689	4,653	5,247
Research and development	947	989	3,193	3,144
Depreciation	64	66	191	322
	3,790	3,944	11,631	12,101
Income (loss) from operations	722	947	(632)	1,743

Other income (expense):
Interest	(379)	(476)	(1,552)	(1,100)
Other	(27)	27	(59)	70
	(406)	(449)	(1,611)	(1,030)
Income (loss) before income taxes	316	498	(2,243)	713
Income taxes	6	3	18	23
Net income (loss)	310	495	(2,261)	690
Dividends on Preferred Series B and C Convertible stock	263	163	689	489
Net income (loss) available to common shareholders	$47	$332	$(2,950)	201

Net income (loss) per share:
Basic	$0.01	$.04	$(0.34)	$0.02
Diluted	$0.01	$.04	$(0.34)	$0.02

Weighted average shares outstanding:
Basic	8,647,539	8,636,539	8,646,425	8,636,539
Diluted	9,064,142	9,286,768	8,646,425	9,094,402

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